Exhibit 4.2
AMENDMENT NO. 1 TO CREDIT AGREEMENT
     THIS AMENDMENT NO. 1 TO CREDIT AGREEMENT (this “Amendment”), dated as of August 25, 2009, is entered into by and between Ladenburg Thalmann Financial Services Inc., a Florida corporation (“Borrower ”) and Frost Nevada Investments Trust, a Florida trust (“Frost Nevada”).
RECITALS
     WHEREAS, Borrower is a party to that certain Credit Agreement (the “Agreement”) dated as of October 19, 2007 by and between Borrower and Frost Gamma Investments Trust, a Florida trust (“Frost Gamma”);
     WHEREAS, Frost Gamma assigned its interest in the Agreement to Frost Nevada; and
     WHEREAS, the parties desires to amend the terms of the Agreement on the terms set forth herein.
     NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly and mutually acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:
AMENDMENT
     1. Defined Terms. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.
     2. Amendment to Agreement. The Agreement is hereby amended so that the term “Maturity Date” shall mean August 25, 2016. Except as specifically set forth herein, the Agreement shall remain in full force and effect and its provisions shall be binding on the parties hereto.
     3. Representations and Warranties. The representations and warranties set forth in Article III of the Agreement shall be deemed remade as of the date hereof by Borrower, except that any representations and warranties that specifically relate to a particular date shall be true and correct as of such date and all references to the Agreement in such representations and warranties shall be deemed to include this Amendment. No Event of Default has occurred and is continuing and no event has occurred and is continuing which, with the lapse of time, the giving of notice, or both, would constitute such an Event of Default under the Agreement.
     4. Power and Authority. Borrower has all requisite legal and other power and authority to execute and deliver this Agreement and to carry out and perform its other obligations hereunder.

     5. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of this Amendment by facsimile or electronic mail shall be equally effective as delivery of a manually executed counterpart of this Amendment.
     IN WITNESS THEREOF, this Amendment has been executed by the undersigned as of the day, month and year first above written.

Ladenburg Thalmann Financial Services Inc.
By:	/s/ Richard J. Lampen
	Name:	Richard J. Lampen
	Title:	President and CEO

Frost Nevada Investments Trust
By:	/s/ Phillip Frost, M.D.
	Name:	Phillip Frost, M.D.
	Title:	Trustee

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